EXHIBIT 5.1

Frank J Hariton, Esq

1065 Dobbs Ferry Road

White Plains, New York 10607

Tel: (914) 674-4373

July 28, 2015

The Board of Directors

Accurexa, Inc.

113 Barksdale

Newark, Delaware 19711

Re:      Registration Statement on Form S-1 SEC FILE NUMBER 333-205511

Gentlemen:

At your request, I have examined the Registration Statement on Form S-1 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Accurexa, Inc., a Delaware corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 3,762,000 shares of the Company's common stock (the "Shares").

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

Based on the foregoing, I am of the opinion that under Delaware law that the Shares, when issued, upon conversion of preferred shares or exercise of warrants in accordance with their terms that the Shares, will be validly issued, fully paid, non-assessable and duly issued and outstanding shares of the common stock of the Company.

I consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of my name in the prospectus constituting a part thereof.  I further confirm that I own 10,000 shares of the Company’s common stock.

Very truly yours,

/s/Frank J. Hariton
Frank J. Hariton